CONSENT OF INDEPENDENT AUDITORS


Forefront, Inc.

We hereby consent to the incorporation by reference in this filing of Forefront, Inc. on Form S-8 of our report dated November 7, 2000 appearing in the Company's Annual Report on Form 10-KSB for the year ended June 30, 2000 (Commission File Number 0-25389).

December 7, 2000

/s/ Christopher, Smith, Leonard, Bristow
Stanell,& Wells, P.A.

Christopher, Smith, Leonard, Bristow
Stanell,& Wells, P.A.



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